Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 7 to the Registration Statement on Form S-3 of our report dated March 14, 2005 relating to the financial statements, which appears in Cleco Power LLC’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 29, 2005 relating to the financial statement schedule, which appears in Amendment No. 1 to the Annual Report on Form 10-K/A of Cleco Power LLC for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New Orleans, Louisiana
May 19, 2005